Exhibit 99.1

SemGroup Energy Partners, L.P. Acquires 2.0 Million Barrels

of New Crude Oil Storage; Gains Third-Party Agreement

Tulsa, Okla. – June 2, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today said that it has completed the previously announced acquisition of eight recently constructed crude oil storage tanks located at the Cushing Interchange from SemCrude, L.P. for $90 million. As part of the transaction, SemCrude transferred a take-or-pay, fee-based agreement to SGLP that requires substantially all of the 2.0 million barrels of new storage for a third-party customer. SemCrude is a subsidiary of privately owned SemGroup, L.P.

The acquisition increases SGLP’s total storage capacity to more than 15 million barrels. Almost 7 million barrels of the storage is within the Cushing Interchange, one of the largest crude oil marketing hubs in the United States. SGLP funded the acquisition from additional borrowings under its credit facility.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Okla. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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About SemCrude, L.P.

SemCrude purchases crude oil and condensates from more than 2,000 independent producers and operators, as well as aggregators and independent refiners. The company predominately stores crude oil at the Cushing Interchange, one of the largest crude oil market hubs in the United States. SemCrude has offices in Tulsa and Oklahoma City, Okla.; Houston, Abilene and Dumas, Texas; Wichita, Kan; and Denver, Colo.

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SGLP Investor Relations:	SemGroup Media:

Brian Cropper, 918-524-SGLP (7457)	Susan Dornblaser, 918-524-8365

Toll Free Phone: 866.490.SGLP (7457)	sdornblaser@semgrouplp.com

investor@sglp.com